Exhibit 99

NEWS RELEASE

TO BUSINESS EDITOR

DIMECO, INC. ANNOUNCES EARNINGS AT SEPTEMBER 30, 2009

Dimeco, Inc. (Nasdaq “DIMC”), parent company of The Dime Bank, continued to experience growth with total assets of $514,271,000 at September 30, 2009, an increase of $50,295,000 or 10.8% over September 30, 2008. During this time the loan portfolio grew $32,000,000 or 8.6% to $404,982,000 and deposits increased $40,519,000 or 10.6% to $421,101,000. Return on average stockholders’ equity and return on average assets were 9.43% and .90% respectively, for the third quarter of 2009. The Company reported favorable ratios of net charge-offs to average loans of .06% and allowance for loan loss to total loans of 1.50% while the ratio for allowance to nonaccrual loans declined to 79.5% based on an increase in nonaccrual loans during 2009. Management took a conservative approach to classify certain loans as nonaccrual in order to properly reflect the risks associated with those loans in the current economy.

The Company reported earnings for the nine months ended September 30, 2009 of $3,224,000. The main component of earnings, net interest income, was $11,819,000 for the first nine months of 2009. Earnings per share were $2.07 on September 30, 2009 and dividends declared year-to-date were $1.08 per share, an increase of 12.5% over the $.96 per share declared for the same period a year prior. This is the third consecutive year of double-digit percentage dividend increases.

President and Chief Executive Officer Gary C. Beilman stated, “I am truly delighted that despite the ongoing economic turmoil in our country, our balance sheet growth, as we reported in the second quarter, has continued at the same healthy pace. Given the current economy, we do of course, have challenges. Our interest rate spread has been compressed given today’s current low market rate environment. Furthermore, higher FDIC insurance premiums, and a special assessment, have increased our operating expenses. Our goal is to endure this current economy with our customers and shareholders just as we came into it, as total financial partners.”

The Dime Bank, a wholly owned subsidiary of Dimeco, Inc., serves Wayne and Pike counties in Pennsylvania and Sullivan County, New York. The Bank offers a full array of financial services ranging from traditional products to electronic banking along with an Investments and Financial Services Department. For more information on The Dime Bank, visit www.thedimebank.com

Source Dimeco, Inc. / October 20, 2009

October 2009

Dear Shareholder:

It is my pleasure to present the third quarter report of 2009 for Dimeco, Inc. I am truly delighted that despite the ongoing economic turmoil in our country, our balance sheet growth, as I reported in the second quarter, has continued at the same healthy pace. As compared to a year earlier, deposits have increased 10.6%; loans have grown by 8.6%; and assets have expanded by 10.8%. As of September 30, 2009, our total assets have crossed over the $500 million threshold and were over $514 million! While not minimizing the toll of this recession on some, it certainly appears that your Company is weathering this economic storm.

For you, our shareholder, there is additional good news. First, you will see that our book value has increased 8.7% and stockholders’ equity has grown by an impressive 8.8%. Furthermore, while many other companies have decreased dividends, your Board has chosen to continue to reward you. The current dividend is 12.5% above that of last year, and this is our third consecutive year of double-digit percentage dividend increases.

Given the current economy, we do of course, have challenges. Our interest rate spread has been compressed given today’s current low market rate environment. Higher FDIC insurance premiums and a special assessment have increased our operating expenses. Furthermore, we continue to work closely with delinquent and non-accrual credits, both of which have impacted our earnings. Thankfully, the large commercial property that we acquired in late 2008 was sold just before the quarter end, and the dollars involved are once again in the form of earning assets.

Our goal is to endure this current economy with our shareholders and our customers just as we came into it, as total financial partners. With our collective sights set on the long term, I know we can do it. We thank you for your continued loyalty and, as always, your questions and comments are welcome.

Sincerely,

/s/ Gary C. Beilman
Gary C. Beilman
President and Chief Executive Officer

DIMECO, INC.

CONSOLIDATED STATEMENT OF INCOME (unaudited)

(in thousands, except per share)	For the three months ended September 30,		For the nine months ended September 30,
	2009	2008	2009	2008
Interest Income
Interest and fees on loans	$5,617	$6,362	$16,813	$19,352
Investment securities:
Taxable	263	395	914	1,437
Exempt from federal income tax	240	148	691	435
Other	3	8	6	72

Total interest income	6,123	6,913	18,424	21,296

Interest Expense
Deposits	1,887	2,145	5,693	7,295
Short-term borrowings	31	85	101	207
Other borrowed funds	290	225	811	652

Total interest expense	2,208	2,455	6,605	8,154

Net Interest Income	3,915	4,458	11,819	13,142

Provision for loan losses	260	230	900	580

Net Interest Income After Provision for Loan Losses	3,655	4,228	10,919	12,562

Noninterest Income
Services charges on deposit accounts	386	442	1,116	1,247
Investment securities losses	(22)	(25)	(49)	(28)
Other income	663	608	1,890	1,601

Total noninterest income	1,027	1,025	2,957	2,820

Noninterest Expense
Salaries and employee benefits	1,595	1,598	4,772	4,708
Net occupancy and equipment expense	407	330	1,270	1,009
FDIC insurance assessment	181	56	708	168
Other expense	1,008	791	2,777	2,392

Total noninterest expense	3,191	2,775	9,527	8,277

Income before income taxes	1,491	2,478	4,349	7,105
Income taxes	405	752	1,125	2,145

NET INCOME	$1,086	$1,726	$3,224	$4,960

Earnings per Share - basic	$0.70	$1.12	$2.07	$3.24

Earnings per Share - diluted	$0.69	$1.09	$2.04	$3.14

Average shares outstanding - basic	1,559,115	1,540,116	1,558,573	1,528,694
Average shares outstanding - diluted	1,582,631	1,580,243	1,579,926	1,578,444

DIMECO, INC.

CONSOLIDATED BALANCE SHEET (UNAUDITED)

(in thousands) September 30,	2009	2008
Assets
Cash and due from banks	$8,504	$8,089
Interest-bearing deposits in other banks	1,938	1,015
Federal funds sold	3,000	2,930

Total cash and cash equivalents	13,442	12,034

Mortgage loans held for sale	1,667	—
Investment securities available for sale	70,595	59,604

Loans (net of unearned income of $135 and $338)	404,982	372,982
Less allowance for loan losses	6,084	5,245

Net loans	398,898	367,737

Premises and equipment	10,996	9,438
Accrued interest receivable	1,763	1,772
Bank-owned life insurance	9,082	8,453
Other assets	7,828	4,938

TOTAL ASSETS	$514,271	$463,976

Liabilities
Deposits :
Noninterest-bearing	$42,500	$40,145
Interest-bearing	378,601	340,437

Total deposits	421,101	380,582

Short-term borrowings	13,802	14,573
Other borrowed funds	27,852	22,394
Accrued interest payable	923	1,042
Other liabilities	3,914	2,470

TOTAL LIABILITIES	467,592	421,061

Stockholders’ Equity
Common stock, $.50 par value; 5,000,000 shares authorized; 1,613,878 and 1,611,400 shares issued	807	806
Capital surplus	5,553	5,501
Retained earnings	41,701	39,281
Accumulated other comprehensive income (loss)	685	(641)
Treasury stock, at cost (54,100 and 53,100 shares)	(2,067)	(2,032)

TOTAL STOCKHOLDERS’ EQUITY	46,679	42,915

TOTAL LIABILITES AND STOCKHOLDERS’ EQUITY	$514,271	$463,976

This statement has not been reviewed or confirmed for accuracy or relevance by the FDIC.

DIMECO, INC.

CONSOLIDATED FINANCIAL HIGHLIGHTS (UNAUDITED)

	(amounts in thousands, except per share)	2009		2008		% Increase (decrease)
	Performance for the nine months ended September 30,
	Interest income	$18,424		$21,296		-13.5%
	Interest expense	$6,605		$8,154		-19.0%
	Net interest income	$11,819		$13,142		-10.1%
	Net income	$3,224		$4,960		-35.0%

	Shareholders’ Value (per share)
	Net income - basic	$2.07		$3.24		-36.1%
	Net income - diluted	$2.04		$3.14		-35.0%
	Dividends	$1.08		$0.96		12.5%
	Book value	$29.93		$27.54		8.7%
	Market value	$40.25		$40.05		0.5%
	Market value/book value ratio	134.5%		145.4%		-7.5%
*	Price/earnings multiple	14.6	X	9.3	X	57.0%
*	Dividend yield	3.58%		3.20%		11.9%

	Financial Ratios
*	Return on average assets	0.90%		1.50%		-40.0%
*	Return on average equity	9.43%		15.99%		-41.0%
	Shareholders’ equity/asset ratio	9.08%		9.25%		-1.8%
	Dividend payout ratio	52.17%		29.63%		76.1%
	Nonperforming assets/total assets	2.01%		0.25%		704.0%
	Allowance for loan loss as a % of loans	1.50%		1.41%		6.4%
	Net charge-offs/average loans	0.06%		0.20%		-70.0%
	Allowance for loan loss/nonaccrual loans	79.5%		831.2%		-90.4%
	Allowance for loan loss/non-performing loans	63.3%		494.8%		-87.2%

	Financial Position at September 30,
	Assets	$514,271		$463,976		10.8%
	Loans, net of unearned	$404,982		$372,982		8.6%
	Deposits	$421,101		$380,582		10.6%
	Stockholders’ equity	$46,679		$42,915		8.8%

*	annualized